Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

YADKIN FINANCIAL CORPORATION,

NAVY MERGER SUB CORP.

and

NEWBRIDGE BANCORP

Dated as of October 12, 2015

i

3.17	Environmental Matters	24
3.18	Investment Securities and Commodities	24
3.19	Real Property	24
3.20	Intellectual Property	25
3.21	Related Party Transactions	25
3.22	State Takeover Laws	26
3.23	Reorganization	26
3.24	Opinion	26
3.25	NewBridge Information	26
3.26	Loan Portfolio	26
3.27	Insurance	27
3.28	No Dissenter’s or Appraisal Rights	28
3.29	Regulatory Approval	28
3.30	No Other Representations or Warranties	28

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF YADKIN

4.1	Corporate Organization	29
4.2	Capitalization	30
4.3	Authority; No Violation	31
4.4	Consents and Approvals	31
4.5	Reports	32
4.6	Financial Statements	32
4.7	Broker’s Fees	34
4.8	Absence of Certain Changes or Events	34
4.9	Legal Proceedings	34
4.10	Taxes and Tax Returns	34
4.11	Employees	36
4.12	SEC Reports	37
4.13	Compliance with Applicable Law	37
4.14	Certain Contracts	39
4.15	Agreements with Regulatory Agencies	39
4.16	Risk Management Instruments	40
4.17	Related Party Transactions	40
4.18	State Takeover Laws	40
4.19	Reorganization	40
4.20	Opinion	40
4.21	Yadkin Information	41
4.22	Insurance	41
4.23	Regulatory Approval	41
4.24	No Other Representations or Warranties	41

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ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of NewBridge Prior to the Effective Time	42
5.2	NewBridge Forbearances	42
5.3	Yadkin Forbearances	45
5.4	Tax-free Reorganization	46

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	47
6.2	Access to Information	48
6.3	Shareholders’ Approvals	48
6.4	Legal Conditions to Merger	50
6.5	Stock Exchange Listing	50
6.6	Employee Matters	51
6.7	Indemnification; Directors’ and Officers’ Insurance	53
6.8	Additional Agreements	54
6.9	Advice of Changes	54
6.10	Dividends	54
6.11	Corporate Governance	54
6.12	Acquisition Proposals	55
6.13	Public Announcements	56
6.14	Change of Method	56
6.15	Restructuring Efforts	56
6.16	Takeover Statutes	57
6.17	Exemption from Liability Under Section 16(b)	57
6.18	Assumption of Trust Preferred Securities and Subordinated Debt	57

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	57
7.2	Conditions to Obligations of Yadkin	58
7.3	Conditions to Obligations of NewBridge	59

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	60
8.2	Effect of Termination	62
8.3	Amendment	63

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8.4	Extension; Waiver	63

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	64
9.2	Nonsurvival of Representations, Warranties and Agreements	64
9.3	Expenses	64
9.4	Notices	64
9.5	Interpretation	65
9.6	Counterparts	66
9.7	Entire Agreement	66
9.8	Governing Law; Jurisdiction	66
9.9	Waiver of Jury Trial	66
9.10	Assignment; Third Party Beneficiaries	67
9.11	Specific Performance	67
9.12	Severability	67
9.13	Delivery by Facsimile or Electronic Transmission	67

Exhibit A — Bank Merger Agreement

iv

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	56
affiliate	66
Agreement	1
Articles of Merger	2
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Certificates	5
BHC Act	8
Certificate	2
certificates	6
Chosen Courts	66
Closing	64
Closing Date	64
Code	1
Confidentiality Agreement	49
Continuing Employees	51
Converted NewBridge Option	3
Converted NewBridge RSUs	4
Derivative Contract	23
DOL	17
Effective Time	2
Enforceability Exceptions	23
Environmental Laws	24
ERISA	17
Exchange Act	14
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	2
FDIC	10
Federal Reserve Board	12
GAAP	9
Governmental Entity	12
Integrated Mergers	1
Intellectual Property	25
IRS	17
Joint Proxy Statement	12
knowledge	66
Liens	11
Loans	26
made available	66
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	48
Merger	1
Merger Sub	1

v

Multiemployer Plan	18
Multiple Employer Plan	18
NC Commissioner	12
NC Secretary	2
NCBCA	2
NewBridge	1
NewBridge Bank	5
NewBridge Benefit Plans	17
NewBridge Bylaws	9
NewBridge Certificate	9
NewBridge Common Stock	2
NewBridge Contract	22
NewBridge Disclosure Schedule	8
NewBridge Equity Awards	4
NewBridge Equity Plans	4
NewBridge ERISA Affiliate	17
NewBridge Expenses	63
NewBridge Indemnified Parties	53
NewBridge Insiders	57
NewBridge Leased Properties	25
NewBridge Meeting	49
NewBridge Owned Properties	24
NewBridge Qualified Plans	18
NewBridge Real Property	25
NewBridge Regulatory Agreement	23
NewBridge Reports	20
NewBridge Restricted Stock Unit Award	4
NewBridge Stock Option	3
NewBridge Subsidiary	9
New Plans	52
NYSE	7
PBGC	17
Permitted Encumbrances	25
person	66
Premium Cap	53
Regulatory Agencies	12
Representatives	55
Requisite NewBridge Vote	11
Requisite Regulatory Approvals	48
Requisite Yadkin Vote	31
Restrictive Covenant	20
S-4	12
Sarbanes-Oxley Act	14
SEC	12
Second-Step Merger	1
Securities Act	20

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SRO	12
Subsidiary	9
Surviving Corporation	1
Takeover Statutes	26
Tax	16
Tax Return	16
Taxes	16
Terminated Plan	52
Termination Date	61
Termination Fee	62
Voting Agreements	1
Yadkin	1
Yadkin Benefit Plans	36
Yadkin Bylaws	29
Yadkin Certificate	29
Yadkin Common Stock	2
Yadkin Contract	39
Yadkin Disclosure Schedule	28
Yadkin Equity Awards	30
Yadkin ERISA Affiliate	36
Yadkin Expenses	62
Yadkin Meeting	49
Yadkin Non-Voting Common Stock	30
Yadkin Regulatory Agreement	40
Yadkin Reports	38
Yadkin Restricted Stock Award	30
Yadkin Stock Options	30
Yadkin Stock Plans	30
Yadkin Subsidiary	29

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2015 (this “Agreement”), among Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), Navy Merger Sub Corp., a North Carolina corporation and a wholly-own Subsidiary of Yadkin (“Merger Sub”) and NewBridge Bancorp, a North Carolina corporation (“NewBridge”).

WITNESSETH:

WHEREAS, the Boards of Directors of Yadkin and NewBridge have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into NewBridge (the “Merger”), so that NewBridge is the surviving corporation in the Merger and a wholly-owned Subsidiary of Yadkin and (ii) immediately thereafter, NewBridge will merge (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”) with and into Yadkin, with Yadkin being the surviving corporation in the Integrated Mergers (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for each party to enter into this Agreement, certain shareholders of each of NewBridge and Yadkin have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1         The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable law including the bank and bank holding company laws of North Carolina (N.C.G.S. § 53C-7-201 et seq. and N.C.G.S. §53C-10-201 et seq.) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time, Merger Sub shall merge with and into NewBridge. NewBridge shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of North Carolina. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2         Effective Time. The Merger shall become effective as set forth in the articles of merger ( the “Articles of Merger”) to be filed with the North Carolina Secretary of State (the “NC Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NCBCA and the bank and bank holding company laws of North Carolina. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NewBridge and Merger Sub shall vest in the surviving corporation in the Merger, and all claims, obligations, debts, liabilities and duties of NewBridge and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the surviving corporation in the Merger.

1.4         Conversion of NewBridge Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Yadkin, Merger Sub or NewBridge or the holders of any of the following securities:

(a)          Subject to Section 2.2(e), each Class A share of NewBridge’s common stock, no par value, and each Class B share of NewBridge’s non-voting common stock, no par value, issued and outstanding immediately prior to the Effective Time (such Class A and Class B shares, collectively, the “NewBridge Common Stock”), except for shares of NewBridge Common Stock owned by NewBridge or Yadkin (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be converted into the right to receive 0.50 shares (the “Exchange Ratio”) of the voting common stock, par value $1.00 per share, of Yadkin (the “Yadkin Common Stock”).

(b)          All of the shares of NewBridge Common Stock converted into the right to receive Yadkin Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of NewBridge Common Stock) previously representing any such shares of NewBridge Common Stock shall thereafter represent only the right to receive (i) a certificate (or evidence of book-entry as determined by Yadkin in its sole discretion) representing the number of whole shares of Yadkin Common Stock which such shares of NewBridge Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of NewBridge Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of NewBridge Common Stock shall be exchanged for certificates representing whole shares of Yadkin Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Yadkin Common Stock or NewBridge Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, in each case, except as otherwise permitted by this Agreement, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

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(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of NewBridge Common Stock that are owned by NewBridge or Yadkin (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Yadkin or other consideration shall be delivered in exchange therefor.

1.5         Merger Sub and Yadkin Common Stock. At and after the Effective Time, (i) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the surviving corporation in the Merger and (ii) each share of Yadkin Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Yadkin and shall not be affected by the Merger.

1.6         Treatment of NewBridge Equity Awards.

(a)          At the Effective Time, each option granted by NewBridge to purchase shares of NewBridge Common Stock under a NewBridge Equity Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “NewBridge Stock Option”) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Yadkin, on the same terms and conditions as were applicable under such NewBridge Stock Option immediately prior to the Effective Time, the number of shares of Yadkin Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of NewBridge Common Stock subject to such NewBridge Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a per share exercise price, (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the aggregate exercise price for the shares of NewBridge Common Stock subject to such NewBridge Stock Options by (ii) the aggregate number of shares of Yadkin Common Stock to be subject to such NewBridge Stock Options after giving effect to the adjustments in this Section 1.6(a) (each, as so adjusted, a “Converted NewBridge Option”). All rounding described in this Section 1.6(a) shall be done on an aggregate basis.

(b)          The Converted NewBridge Options shall have the same vesting schedule (including any acceleration of vesting as provided in the NewBridge Equity Plans) as the NewBridge Stock Options and otherwise shall have the same terms and conditions as such NewBridge Stock Options; provided, that Yadkin shall convert NewBridge Stock Options into Converted NewBridge Options in a manner that would not cause the Converted NewBridge Options to be treated as the grant of a new stock right for purposes of Section 409A of the Code. After such assumption and conversion, the Converted NewBridge Options shall be subject to all of the terms and conditions of the plan and grant agreements under which the NewBridge Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

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(c)          At the Effective Time, each restricted stock award and/or restricted stock unit award in respect of shares of NewBridge Common Stock granted under a NewBridge Equity Plan that is outstanding immediately prior to the Effective Time (a “NewBridge Restricted Stock Unit Award” and, together with the NewBridge Stock Options, the “NewBridge Equity Awards”) shall be converted into that number of restricted stock units of Yadkin Common Stock (“Converted NewBridge RSUs”) equal to the product of (x) the number of shares of NewBridge Common Stock subject to such NewBridge Restricted Stock Unit Award and (y) the Exchange Ratio. Any Converted NewBridge RSUs issued pursuant to this Section 1.6(c) shall be subject to the same terms and conditions as were applicable under such NewBridge Restricted Stock Unit Award (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(d)          At or prior to the Effective Time, NewBridge, the Board of Directors of NewBridge and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any consents, to effectuate the provisions of this Section 1.6, and to ensure that following the Effective Time, there are no obligations with respect to NewBridge Equity Awards other than as set forth in this Section 1.6; provided, that no action taken by NewBridge shall be required to be irrevocable until immediately prior to the Effective Time.

(e)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “NewBridge Equity Plans” means (1) the LSB Bancshares, Inc. 1996 Omnibus Stock Incentive Plan, as amended; (2) the FNB Financial Services Corporation Omnibus Equity Compensation Plan, as amended; (3) the NewBridge Amended and Restated Long-Term Stock Incentive Plan; (4) the NewBridge Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees; (5) the CapStone Bank 2006 Nonstatutory Stock Option Plan; (6) the CapStone Bank 2006 Incentive Stock Option Plan; (7) the Patriot State Bank 2007 Incentive Stock Option Plan; (8) the Patriot State Bank 2007 Nonstatutory Stock Option Plan; (9) the Premier Commercial Bank Employee Stock Option Plan; (10) the Premier Commercial Bank Director Stock Option Plan; and (11) the NewBridge 2015 Long-Term Stock Incentive Plan, as well as any other plans or agreements pursuant to which NewBridge or its Subsidiaries has granted equity awards (including equity awards granted or assumed by NewBridge in connection with any acquisitions prior to the Effective Time).

1.7         Articles of Incorporation of Surviving Corporation in the Merger. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Articles of Incorporation of the surviving corporation in the Merger until thereafter amended in accordance with applicable law.

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1.8         Bylaws of Surviving Corporation in the Merger. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation in the Merger until thereafter amended in accordance with applicable law.

1.9         Directors; Officers. At and immediately after the Effective Time, the directors and officers of the surviving corporation in the Merger shall consist of the directors and officers of Merger Sub in office immediately prior to the Effective Time until their respective successor are duly elected or appointed and qualified.

1.10       Tax Consequences. For U.S. federal income Tax purposes, (i) the parties intend that (x) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (y) Yadkin, Merger Sub and NewBridge shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation Section 1.368-2(g).

1.11       Bank Merger. Immediately following the Integrated Mergers, NewBridge Bank (“NewBridge Bank”), a North Carolina chartered bank and a wholly-owned Subsidiary of NewBridge, will merge (the “Bank Merger”) with and into Yadkin Bank, a North Carolina chartered bank and a wholly-owned Subsidiary of Yadkin. Yadkin Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of NewBridge Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. On the date of this Agreement, Yadkin Bank and NewBridge Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). NewBridge shall cause NewBridge Bank, and Yadkin shall cause Yadkin Bank, to consummate the Bank Merger by filing such documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the effective time of the Integrated Mergers.

ARTICLE II

EXCHANGE OF SHARES

2.1         Yadkin to Make Shares Available. At or prior to the Effective Time, Yadkin shall deposit, or shall cause to be deposited, with an exchange agent designated by Yadkin and reasonably acceptable to NewBridge (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Yadkin’s option, evidence of shares in book-entry form (collectively, referred to herein as “certificates”), representing the shares of Yadkin Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Yadkin Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of NewBridge Common Stock.

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2.2         Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Yadkin shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of NewBridge Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Yadkin Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Yadkin Common Stock and any cash in lieu of fractional shares which the shares of NewBridge Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), if any. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Yadkin Common Stock to which such holder of NewBridge Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Subject to applicable law, until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Yadkin Common Stock which the shares of NewBridge Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to Yadkin Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Yadkin Common Stock which the shares of NewBridge Common Stock represented by such Certificate have been converted into the right to receive.

(c)          If any certificate representing shares of Yadkin Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Yadkin Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(d)          After the Effective Time, there shall be no transfers on the stock transfer books of NewBridge of the shares of NewBridge Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Yadkin Common Stock as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Yadkin Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Yadkin Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Yadkin. In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to such former shareholder of NewBridge, Yadkin shall pay to each former shareholder of NewBridge who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Yadkin Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) as reported by The Wall Street Journal for the ten (10) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Yadkin Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of NewBridge for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of NewBridge who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Yadkin Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Yadkin Common Stock deliverable in respect of each former share of NewBridge Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Yadkin, NewBridge, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of NewBridge Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Yadkin shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Yadkin Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement (including any NewBridge Equity Awards) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld (which may be withheld through withholding of shares of Yadkin Common Stock) by Yadkin or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which the deduction and withholding was made by Yadkin or the Exchange Agent, as the case may be.

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(h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Yadkin, the posting by such person of a bond in such amount as Yadkin may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Yadkin Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NEWBRIDGE

Except (i) as disclosed in the disclosure schedule delivered by NewBridge to Yadkin concurrently herewith (the “NewBridge Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the NewBridge Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NewBridge that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any NewBridge Reports filed by NewBridge since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), NewBridge hereby represents and warrants to Yadkin as follows:

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3.1         Corporate Organization.

(a)          NewBridge is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). NewBridge has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. NewBridge is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NewBridge. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Yadkin, NewBridge or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

True and complete copies of the Amended Articles of Incorporation of NewBridge (the “NewBridge Certificate”) and the Amended and Restated By-Laws (the “NewBridge Bylaws”), as in effect as of the date of this Agreement, have previously been made available by NewBridge to Yadkin.

(b)          Each Subsidiary of NewBridge (a “NewBridge Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on NewBridge and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of NewBridge to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of NewBridge that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1 (b) of the NewBridge Disclosure Schedule sets forth a true and complete list of all Subsidiaries of NewBridge as of the date hereof.

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3.2         Capitalization.

(a)          The authorized capital stock of NewBridge consists of 100,000,000 shares of NewBridge Common Stock (of which number 90,000,000 are Class A shares of NewBridge Common Stock and 10,000,000 are Class B shares of NewBridge Common Stock), no par value, and 30,000,000 shares of preferred stock, no par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 37,353,883 Class A shares of NewBridge Common Stock and 1,723,000 Class B shares of NewBridge Common Stock issued and outstanding, (ii) 1,019,411 Class A shares of NewBridge Common Stock and no Class B shares of NewBridge Common Stock reserved for issuance upon the exercise of outstanding NewBridge Stock Options, (iii) 576,451 shares of Class A NewBridge Common Stock reserved for issuance upon the settlement of outstanding NewBridge Restricted Stock Unit Awards (assuming achievement of any applicable performance goals at the maximum level), (iv) 1,194,400 shares of Class A NewBridge Common Stock reserved for issuance pursuant to future grants under the NewBridge Equity Plans, and (v) no other shares of capital stock or other equity securities of NewBridge issued, reserved for issuance or outstanding. As of the date hereof, all of the issued and outstanding Class B shares of NewBridge Common Stock are owned beneficially and of record by Endicott Opportunity Partners III, L.P. or its controlled affiliates. All of the issued and outstanding shares of NewBridge Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NewBridge may vote. No trust preferred or subordinated debt securities of NewBridge or any of its Subsidiaries are issued or outstanding. Other than NewBridge Stock Options and NewBridge Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating NewBridge to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the NewBridge Common Stock or other equity interests of NewBridge, other than the Voting Agreements. Section 3.2(a) of the NewBridge Disclosure Schedule sets forth a true, correct and complete list of all NewBridge Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such NewBridge Equity Award, (C) the grant date of each such NewBridge Equity Award, (D) the NewBridge Equity Plan under which such NewBridge Equity Award was granted, (E) the exercise price for each such NewBridge Equity Award that is a NewBridge Stock Option, and (F) the expiration date for each such NewBridge Equity Award that is a NewBridge Stock Option. Other than the NewBridge Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NewBridge or any of its Subsidiaries) are outstanding.

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(b)          NewBridge owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the NewBridge Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NewBridge Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3         Authority; No Violation.

(a)          NewBridge has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of NewBridge. The Board of Directors of NewBridge has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of NewBridge and its shareholders, has adopted this Agreement and has directed that this Agreement and the transactions contemplated hereby be submitted to NewBridge’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement required under North Carolina law by the affirmative vote of a majority of the outstanding shares of each class of the NewBridge Common Stock, each class voting separately (the “Requisite NewBridge Vote”), no other corporate proceedings on the part of NewBridge are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NewBridge and (assuming due authorization, execution and delivery by Yadkin) constitutes a valid and binding obligation of NewBridge, enforceable against NewBridge in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)          Neither the execution and delivery of this Agreement by NewBridge nor the consummation by NewBridge of the transactions contemplated hereby, nor compliance by NewBridge with any of the terms or provisions hereof, will (i) violate any provision of the NewBridge Certificate or the NewBridge Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NewBridge or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NewBridge or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NewBridge or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NewBridge.

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(c)          NewBridge Bank has adopted the Bank Merger Agreement, NewBridge, as the sole shareholder of NewBridge Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by NewBridge Bank.

3.4         Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the FDIC under the Federal Deposit Insurance Act, as amended (the “FDI Act”) and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Commissioner of Banks of the State of North Carolina (the “NC Commissioner”) and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of NewBridge’s and Yadkin’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Yadkin in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Articles of Merger with the NC Secretary pursuant to the NCBCA and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Yadkin Common Stock pursuant to this Agreement and the approval of the listing of such shares of Yadkin Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by NewBridge of this Agreement or (B) the consummation by NewBridge of the Merger and the other transactions contemplated hereby (including the Bank Merger).

3.5         Reports. NewBridge and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) any state regulatory authority, including the Commissioner (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NewBridge. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of NewBridge and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NewBridge, investigation into the business or operations of NewBridge or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to NewBridge and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NewBridge or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of NewBridge or any of its Subsidiaries since January 1, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge.

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3.6         Financial Statements.

(a)          The financial statements of NewBridge and its Subsidiaries included (or incorporated by reference) in the NewBridge Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NewBridge and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NewBridge and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NewBridge and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Neither Dixon Hughes Goodman LLP nor Grant Thornton LLP has resigned (or informed NewBridge that it intends to resign) or been dismissed as independent public accountants of NewBridge as a result of or in connection with any disagreements with NewBridge on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge, neither NewBridge nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NewBridge included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

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(c)          The records, systems, controls, data and information of NewBridge and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NewBridge or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on NewBridge. NewBridge (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to NewBridge, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of NewBridge by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to NewBridge’s outside auditors and the audit committee of NewBridge’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NewBridge’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NewBridge’s internal controls over financial reporting. These disclosures were made in writing by management to NewBridge’s auditors and audit committee and a copy has previously been made available to Yadkin. There is no reason to believe that NewBridge’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2013, (i) neither NewBridge nor any of its Subsidiaries, nor, to the knowledge of NewBridge, any director, officer, auditor, accountant or representative of NewBridge or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NewBridge or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NewBridge or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing NewBridge or any of its Subsidiaries, whether or not employed by NewBridge or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NewBridge or any of its officers, directors, employees or agents to the Board of Directors of NewBridge or any committee thereof or to the knowledge of NewBridge, to any director or officer of NewBridge.

3.7         Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither NewBridge nor any NewBridge Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. NewBridge has disclosed to Yadkin as of the date hereof the aggregate fees provided for in connection with the engagement by NewBridge of Sandler O’Neill + Partners, L.P., related to the Merger and the other transactions contemplated hereunder.

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3.8         Absence of Certain Changes or Events.

(a)          Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge.

(b)          Since December 31, 2014, NewBridge and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9         Legal Proceedings.

(a)          Except as would not reasonably be expected to result in a Material Adverse Effect on the Surviving Corporation, neither NewBridge nor any of its Subsidiaries is a party to any, and there are no pending or, to NewBridge’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NewBridge or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NewBridge, any of its Subsidiaries or the assets of NewBridge or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to NewBridge and its Subsidiaries, taken as a whole.

3.10       Taxes and Tax Returns.

(a)          Each of NewBridge and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)          All material Taxes of NewBridge and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of NewBridge and its Subsidiaries included (or incorporated by reference) in the NewBridge Reports (including the related notes, where applicable). Each of NewBridge and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)           No claim has been made in writing by any Governmental Entity in a jurisdiction where NewBridge or any of its Subsidiaries does not file Tax Returns that NewBridge or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)          There are no Liens for Taxes on any of the assets of NewBridge or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

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(e)           Neither NewBridge nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of NewBridge and its Subsidiaries or the assets of NewBridge and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserve have not been established.

(f)           Neither NewBridge nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(g)          Neither NewBridge nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NewBridge and its Subsidiaries). Neither NewBridge nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which NewBridge was the common parent) or (B) has any liability for the Taxes of any person (other than NewBridge or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)          Neither NewBridge nor any of its Subsidiaries has distributed stock to another Person, or has its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Sections 355 of the Code.

(i)           Neither NewBridge nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j)           Neither NewBridge nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)          As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(l)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

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3.11       Employees.

(a)          Section 3.11(a) of the NewBridge Disclosure Schedule lists all NewBridge Benefit Plans. For purposes of this Agreement, “NewBridge Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which NewBridge or any Subsidiary or any trade or business of NewBridge or any of its Subsidiaries, whether or not incorporated, all of which together with NewBridge would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “NewBridge ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by NewBridge or any of its Subsidiaries or any NewBridge ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of NewBridge or any of its Subsidiaries or any NewBridge ERISA Affiliate.

(b)          NewBridge has heretofore made available to Yadkin true, correct and complete copies of the following documents with respect to each of the NewBridge Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any NewBridge Benefit Plan, (iii) where any NewBridge Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the, “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to a NewBridge Benefit Plan, (vi) the most recently prepared actuarial report for each NewBridge Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)          Each NewBridge Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Within the past three (3) years, neither NewBridge nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any NewBridge Benefit Plan, and neither NewBridge nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

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(d)          Section 3.11(d) of the NewBridge Disclosure Schedule identifies each NewBridge Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “NewBridge Qualified Plans”). The IRS has issued a favorable determination letter with respect to each NewBridge Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of NewBridge, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any NewBridge Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any NewBridge Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each NewBridge Benefit Plan that is subject to Section 409A of the Code has been administered and documented in material compliance with the requirements of Section 409A of the Code.

(f)           With respect to each NewBridge Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such NewBridge Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NewBridge Benefit Plan’s actuary with respect to such NewBridge Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such NewBridge Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by NewBridge or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such NewBridge Benefit Plan.

(g)          None of NewBridge, its Subsidiaries nor any NewBridge ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of NewBridge and its Subsidiaries nor any NewBridge ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)          Neither NewBridge nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)           All contributions required to be made to any NewBridge Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any NewBridge Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of NewBridge.

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(j)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to NewBridge’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the NewBridge Benefit Plans, any fiduciaries thereof with respect to their duties to the NewBridge Benefit Plans or the assets of any of the trusts under any of the NewBridge Benefit Plans that could reasonably be expected to result in any material liability of NewBridge or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a NewBridge Benefit Plan, or any other party.

(k)          None of NewBridge and its Subsidiaries nor any NewBridge ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the NewBridge Benefit Plans or their related trusts, NewBridge, any of its Subsidiaries, any NewBridge ERISA Affiliate or any person that NewBridge or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of NewBridge or any of its Subsidiaries, or result in any limitation on the right of NewBridge or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any NewBridge Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by NewBridge or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither NewBridge nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require NewBridge or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)          No NewBridge Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. NewBridge has made available to Yadkin true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)          Neither NewBridge nor its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

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(o)          There are no pending or, to NewBridge’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against NewBridge or any of its Subsidiaries, or any strikes or other material labor disputes against NewBridge or any of its Subsidiaries. Neither NewBridge nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NewBridge or any of its Subsidiaries and, to the knowledge of NewBridge, there are no organizing efforts by any union or other group seeking to represent any employees of NewBridge or any of its Subsidiaries and no employees of NewBridge or any of its Subsidiaries are represented by any labor organization.

(p)          To the knowledge of NewBridge, no current or former employee or independent contractor of NewBridge or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to NewBridge or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for NewBridge or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(q)          To the knowledge of NewBridge, no employee of NewBridge or any of its Subsidiaries with annual compensation in excess of $200,000 intends to terminate his or her employment relationship.

3.12       SEC Reports. NewBridge has previously made available to Yadkin an accurate and complete copy of each communication mailed by NewBridge to its shareholders since December 31, 2012 and prior to the date hereof. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2012 by NewBridge pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “NewBridge Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2012, as of their respective dates, all NewBridge Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of NewBridge has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NewBridge Reports.

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3.13       Compliance with Applicable Law. NewBridge and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NewBridge, and to the knowledge of NewBridge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. NewBridge and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NewBridge or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. NewBridge Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of NewBridge, or its Subsidiaries, or to the knowledge of NewBridge, any director, officer, employee, agent or other person acting on behalf of NewBridge or any of its Subsidiaries has, directly or indirectly, (i) used any funds of NewBridge or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NewBridge or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NewBridge or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of NewBridge or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for NewBridge or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NewBridge or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

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3.14       Certain Contracts.

(a)          As of the date hereof, neither NewBridge nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, independent contractors or consultants other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Yadkin, NewBridge, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by NewBridge or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by NewBridge or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of NewBridge or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by NewBridge or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the NewBridge Disclosure Schedule, is referred to herein as a “NewBridge Contract,” and neither NewBridge nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge.

(b)          Each NewBridge Contract is valid and binding on NewBridge or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NewBridge. NewBridge and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each NewBridge Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NewBridge. To NewBridge’s knowledge each third-party counterparty to each NewBridge Contract has in all material respects performed all obligations required to be performed by it to date under such NewBridge Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NewBridge, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NewBridge or any of its Subsidiaries under any such NewBridge Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NewBridge.

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3.15       Agreements with Regulatory Agencies. Neither NewBridge nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NewBridge Disclosure Schedule, a “NewBridge Regulatory Agreement”), nor has NewBridge or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NewBridge Regulatory Agreement. NewBridge and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject. NewBridge and its Subsidiaries have not received any notice from any Governmental Entity indicating that NewBridge or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.

3.16       Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of NewBridge, any of its Subsidiaries or for the account of a customer of NewBridge or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NewBridge or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)), and are in full force and effect. NewBridge and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to NewBridge’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of NewBridge and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

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3.17       Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NewBridge, NewBridge and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of NewBridge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on NewBridge or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against NewBridge, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge. To the knowledge of NewBridge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge. NewBridge is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NewBridge.

3.18       Investment Securities and Commodities.

(a)          Each of NewBridge and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NewBridge or its Subsidiaries. Such securities and commodities are valued on the books of NewBridge in accordance with GAAP in all material respects.

(b)          NewBridge and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that NewBridge believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, NewBridge has made available to Yadkin the material terms of such policies, practices and procedures.

3.19       Real Property. NewBridge or a NewBridge Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the NewBridge Reports as being owned by NewBridge or a NewBridge Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “NewBridge Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such NewBridge Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “NewBridge Leased Properties” and, collectively with the NewBridge Owned Properties, the “NewBridge Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to NewBridge’s knowledge, the lessor. There are no pending or, to the knowledge of NewBridge, threatened condemnation proceedings against the NewBridge Real Property.

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3.20       Intellectual Property. NewBridge and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on NewBridge: (i) (A) the use of any Intellectual Property by NewBridge and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which NewBridge or any NewBridge Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to NewBridge that NewBridge or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of NewBridge or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to NewBridge or its Subsidiaries, and (iii) neither NewBridge nor any NewBridge Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by NewBridge or any NewBridge Subsidiary, and NewBridge and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by NewBridge and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21       Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NewBridge or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NewBridge or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding NewBridge Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of NewBridge) on the other hand, except those of a type available to employees of NewBridge or its Subsidiaries generally.

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3.22       State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, or similar provision of any state anti-takeover (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under the NCBCA or federal law.

3.23       Reorganization. NewBridge has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24       Opinion. Prior to the execution of this Agreement, the board of directors of NewBridge has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill + Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of NewBridge Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25       NewBridge Information. The information relating to NewBridge and its Subsidiaries which is provided by NewBridge or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Yadkin or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26       Loan Portfolio.

(a)          Neither NewBridge nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which NewBridge or any Subsidiary of NewBridge is a creditor which as of September 30, 2015, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of NewBridge or any of its Subsidiaries, or to the knowledge of NewBridge, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the NewBridge Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of NewBridge and its Subsidiaries that, as of September 30, 2015, were classified by NewBridge as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of NewBridge or any of its Subsidiaries that, as of September 30, 2015, is classified as “Other Real Estate Owned” and the book value thereof.

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(b)          Except as would not reasonably be expected to have a Material Adverse Effect on NewBridge, each Loan of NewBridge and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NewBridge and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.

(c)          Except as would not reasonably be expected to have a Material Adverse Effect on NewBridge, each outstanding Loan of NewBridge and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of NewBridge and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which NewBridge or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by NewBridge or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of NewBridge or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Neither NewBridge nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27       Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on NewBridge, NewBridge and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NewBridge reasonably has determined to be prudent and consistent with industry practice, and NewBridge and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.27 of the NewBridge Disclosure Schedule and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of NewBridge and its Subsidiaries, NewBridge or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

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3.28       No Dissenter’s or Appraisal Rights. With respect to the transactions contemplated hereby, no holder of the capital stock of NewBridge is entitled to exercise any appraisal rights provided for under Article 13 of the NCBCA or any successor statute, or any similar dissenter’s or appraisal rights.

3.29       Regulatory Approval. As of the date hereof, NewBridge is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

3.30       No Other Representations or Warranties.

(a)          Except for the representations and warranties made by NewBridge in this Article III, neither NewBridge nor any other person makes any express or implied representation or warranty with respect to NewBridge, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NewBridge hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NewBridge nor any other person makes or has made any representation or warranty to Yadkin or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NewBridge, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by NewBridge in this Article III, any oral or written information presented to Yadkin or any of its affiliates or representatives in the course of their due diligence investigation of NewBridge, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          NewBridge acknowledges and agrees that neither Yadkin nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF YADKIN

Except (i) as disclosed in the disclosure schedule delivered by Yadkin to NewBridge concurrently herewith (the “Yadkin Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Yadkin Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Yadkin that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Yadkin Reports filed by Yadkin since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Yadkin hereby represents and warrants to NewBridge as follows:

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4.1         Corporate Organization.

(a)          Yadkin is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is a bank holding company duly registered under the BHC Act. Yadkin has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Yadkin.

True and complete copies of the Amended Articles of Incorporation of Yadkin (the “Yadkin Certificate”) and the Amended Bylaws of Yadkin (the “Yadkin Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Yadkin to NewBridge.

(b)          Each Subsidiary of Yadkin (a “Yadkin Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Yadkin, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Yadkin to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Yadkin that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Yadkin Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Yadkin as of the date hereof.

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4.2         Capitalization.

(a)          The authorized capital stock of Yadkin consists of 73,333,334 shares of Yadkin Common Stock, 1,666,666 shares of non-voting stock, par value $1.00 per share (the “Yadkin Non-Voting Common Stock”) and 1,000,000 shares of preferred stock, no par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 31,062,563 shares of Yadkin Common Stock issued and outstanding, including 103,000 shares of Yadkin Common Stock issued in respect of outstanding awards of restricted Yadkin Common Stock under a Yadkin Stock Plan (as defined below) (a “Yadkin Restricted Stock Award”), (ii) 315,104 shares of Yadkin Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Yadkin Common Stock granted under a Yadkin Stock Plan (“Yadkin Stock Options” and, together with the Yadkin Restricted Stock Awards, the “Yadkin Equity Awards”), (iii) 206,621 shares of Yadkin Common Stock reserved for issuance pursuant to future grants under the Yadkin Stock Plans, (iv) 654,997 shares of Yadkin Non-Voting Common Stock issued and outstanding, and (v) no other shares of capital stock or other equity securities of Yadkin issued, reserved for issuance or outstanding. As used herein, the “Yadkin Stock Plans” shall mean all employee and director equity incentive plans of Yadkin in effect as of the date of this Agreement and agreements for equity awards in respect of Yadkin Common Stock granted by Yadkin under the inducement grant exception, as well as any other plans or agreements pursuant to which Yadkin or its Subsidiaries has granted equity awards (including equity awards granted or assumed by Yadkin in connection with any acquisitions). All of the issued and outstanding shares of Yadkin Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Yadkin may vote. No trust preferred or subordinated debt securities of Yadkin are issued or outstanding. Other than Yadkin Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Yadkin to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Yadkin Common Stock or other equity interests of Yadkin, other than the Voting Agreements.

(b)          Yadkin owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Yadkin Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Yadkin Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

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4.3         Authority; No Violation.

(a)          Yadkin has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Yadkin. The Board of Directors of Yadkin has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Yadkin and its shareholders, has adopted this Agreement and has directed that the issuance of shares of Yadkin Common Stock in connection with the Merger be submitted to Yadkin’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Yadkin Common Stock at the Yadkin Meeting to approve the issuance of shares of Yadkin Common Stock in connection with the Merger (the “Requisite Yadkin Vote”), no other corporate proceedings on the part of Yadkin are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Yadkin and (assuming due authorization, execution and delivery by NewBridge) constitutes a valid and binding obligation of Yadkin, enforceable against Yadkin in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Yadkin Common Stock to be issued in the Merger have been validly authorized (subject to the attainment of the Requisite Yadkin Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Yadkin will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by Yadkin, nor the consummation by Yadkin of the transactions contemplated hereby, nor compliance by Yadkin with any of the terms or provisions hereof, will (i) violate any provision of the Yadkin Certificate or the Yadkin Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Yadkin, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Yadkin or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Yadkin or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Yadkin.

(c)          Yadkin Bank has adopted the Bank Merger Agreement, Yadkin, as the sole shareholder of Yadkin Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Yadkin Bank.

4.4         Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act, the FDIC under the FDI Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the NC Commissioner and approval of such applications, filings and notices, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Articles of Merger with the NC Secretary pursuant to the NCBCA, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Yadkin Common Stock pursuant to this Agreement and the approval of the listing of such Yadkin Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Yadkin of this Agreement or (B) the consummation by Yadkin of the Merger and the other transactions contemplated hereby (including the Bank Merger).

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4.5         Reports. Yadkin and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Yadkin. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Yadkin and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Yadkin, investigation into the business or operations of Yadkin or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Yadkin and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Yadkin or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Yadkin or any of its Subsidiaries since January 1, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Yadkin.

4.6         Financial Statements.

(a)          The financial statements of Yadkin and its Subsidiaries included (or incorporated by reference) in the Yadkin Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Yadkin and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Yadkin and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Yadkin and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has not resigned (or informed Yadkin that it intends to resign) or been dismissed as independent public accountants of Yadkin as a result of or in connection with any disagreements with Yadkin on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Yadkin, neither Yadkin nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Yadkin included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Yadkin and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Yadkin or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Yadkin. Yadkin (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Yadkin, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Yadkin by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Yadkin’s outside auditors and the audit committee of Yadkin’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Yadkin’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Yadkin’s internal controls over financial reporting. These disclosures were made in writing by management to Yadkin’s auditors and audit committee and a copy has previously been made available to NewBridge. There is no reason to believe that Yadkin’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2013, (i) neither Yadkin nor any of its Subsidiaries, nor, to the knowledge of Yadkin, any director, officer, auditor, accountant or representative of Yadkin or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Yadkin or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Yadkin or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Yadkin or any of its Subsidiaries, whether or not employed by Yadkin or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Yadkin or any of its officers, directors, employees or agents to the Board of Directors of Yadkin or any committee thereof or to the knowledge of Yadkin, to any director or officer of Yadkin.

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4.7         Broker’s Fees. With the exception of the engagement of Keefe Bruyette & Woods, Inc., neither Yadkin nor any Yadkin Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8         Absence of Certain Changes or Events.

(a)          Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Yadkin.

(b)          Since December 31, 2014, Yadkin and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9         Legal Proceedings.

(a)          Except as would not reasonably be expected to result in a Material Adverse Effect on Yadkin, neither Yadkin nor any of its Subsidiaries is a party to any, and there are no pending or, to Yadkin’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Yadkin or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Yadkin, any of its Subsidiaries or the assets of Yadkin or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Yadkin or any of its affiliates) that would reasonably be expected to be material to Yadkin and its Subsidiaries, taken as a whole.

4.10       Taxes and Tax Returns.

(a)          Each of Yadkin and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)          All material Taxes of Yadkin and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Yadkin and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

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(c)          No claim has been made in writing by any Governmental Entity in a jurisdiction where Yadkin or any of its Subsidiaries does not file Tax Returns that Yadkin or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)          There are no Liens for Taxes on any of the assets of Yadkin or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e)          Neither Yadkin nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Yadkin and its Subsidiaries or the assets of Yadkin and its Subsidiaries which have not been paid or settled.

(f)          Neither Yadkin nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(g)          Neither Yadkin nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Yadkin and its Subsidiaries). Neither Yadkin nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Yadkin was the common parent) or (B) has any liability for the Taxes of any person (other than Yadkin or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)          Neither Yadkin nor any of its Subsidiaries has distributed stock to another Person, or has its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Sections 355 of the Code.

(i)          Neither Yadkin nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j)          Neither Yadkin nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.11       Employees.

(a)          For purposes of this Agreement, “Yadkin Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Yadkin or any Subsidiary or any trade or business of Yadkin or any of its Subsidiaries, whether or not incorporated, all of which together with Yadkin would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Yadkin ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Yadkin or any of its Subsidiaries or any Yadkin ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Yadkin or any of its Subsidiaries or any Yadkin ERISA Affiliate.

(b)          Each Yadkin Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Within the past three (3) years, neither Yadkin nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Yadkin Benefit Plan, and neither Yadkin nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)          Each Yadkin Benefit Plan that is subject to Section 409A of the Code has been administered and documented in material compliance with the requirements of Section 409A of the Code.

(d)          With respect to each Yadkin Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Yadkin Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Yadkin Benefit Plan’s actuary with respect to such Yadkin Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Yadkin Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Yadkin or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Yadkin Benefit Plan.

(e)          None of Yadkin, its Subsidiaries nor any Yadkin ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Yadkin and its Subsidiaries nor any Yadkin ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

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(f)          Neither Yadkin nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          All contributions required to be made to any Yadkin Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Yadkin Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Yadkin.

(h)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Yadkin’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Yadkin Benefit Plans, any fiduciaries thereof with respect to their duties to the Yadkin Benefit Plans or the assets of any of the trusts under any of the Yadkin Benefit Plans that could reasonably be expected to result in any material liability of Yadkin or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Yadkin Benefit Plan, or any other party.

(i)          None of Yadkin and its Subsidiaries nor any Yadkin ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Yadkin Benefit Plans or their related trusts, Yadkin, any of its Subsidiaries, any Yadkin ERISA Affiliate or any person that Yadkin or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)          There are no pending or, to Yadkin’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Yadkin or any of its Subsidiaries, or any strikes or other material labor disputes against Yadkin or any of its Subsidiaries.

4.12       SEC Reports. Yadkin has previously made available to NewBridge an accurate and complete copy of each communication mailed by Yadkin to its shareholders since December 31, 2012 and prior to the date hereof. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2012 by Yadkin pursuant to the Securities Act or the Exchange Act (the “Yadkin Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2012, as of their respective dates, all Yadkin Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Yadkin has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Yadkin Reports.

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4.13       Compliance with Applicable Law. Yadkin and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Yadkin, and to the knowledge of Yadkin no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Yadkin and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Yadkin or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Yadkin, or its Subsidiaries, or to the knowledge of Yadkin, any director, officer, employee, agent or other person acting on behalf of Yadkin or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Yadkin or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Yadkin or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Yadkin or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Yadkin or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Yadkin or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Yadkin or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

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4.14       Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Yadkin nor any of its Subsidiaries is a party or by which Yadkin or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Yadkin, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Yadkin Contract”), and neither Yadkin nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Yadkin.

(b)          Each Yadkin Contract is valid and binding on Yadkin or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Yadkin. Yadkin and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Yadkin Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Yadkin. To Yadkin’s knowledge each third-party counterparty to each Yadkin Contract has in all material respects performed all obligations required to be performed by it to date under such Yadkin Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Yadkin, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Yadkin or any of its Subsidiaries under any such Yadkin Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Yadkin.

4.15       Agreements with Regulatory Agencies. Neither Yadkin nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Yadkin Disclosure Schedule, a “Yadkin Regulatory Agreement”), nor has Yadkin or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Yadkin Regulatory Agreement. Yadkin and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject. Yadkin and its Subsidiaries have not received any notice from any Governmental Entity indicating that Yadkin or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.

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4.16       Risk Management Instruments. All Derivative Contracts, whether entered into for the account of Yadkin, any of its Subsidiaries or for the account of a customer of Yadkin or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Yadkin or one of its Subsidiaries enforceable in accordance with their terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions, and are in full force and effect. Yadkin and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Yadkin’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Yadkin and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

4.17       Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Yadkin or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Yadkin or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Yadkin Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Yadkin) on the other hand, except those of a type available to employees of Yadkin or its Subsidiaries generally.

4.18       State Takeover Laws. No Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby under the NCBCA or federal Law.

4.19       Reorganization. Yadkin has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20       Opinion. Prior to the execution of this Agreement, the board of directors of Yadkin has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Yadkin. Such opinion has not been amended or rescinded as of the date of this Agreement.

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4.21       Yadkin Information. The information relating to Yadkin and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Yadkin and its Subsidiaries that is provided by Yadkin or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to NewBridge or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to NewBridge or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.22       Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Yadkin, Yadkin and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Yadkin reasonably has determined to be prudent and consistent with industry practice, and Yadkin and its Subsidiaries are in compliance in all material respects with their insurance policies, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Yadkin and its Subsidiaries, Yadkin or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.23       Regulatory Approval. As of the date hereof, Yadkin is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

4.24       No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Yadkin in this Article IV, neither Yadkin nor any other person makes any express or implied representation or warranty with respect to Yadkin, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Yadkin hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Yadkin nor any other person makes or has made any representation or warranty to NewBridge or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Yadkin, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Yadkin in this Article IV, any oral or written information presented to NewBridge or any of its affiliates or representatives in the course of their due diligence investigation of Yadkin, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b)          Yadkin acknowledges and agrees that neither NewBridge nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1         Conduct of Business of NewBridge Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the NewBridge Disclosure Schedule), required by law or as consented to in writing by Yadkin, NewBridge shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform NewBridge’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2         NewBridge Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the NewBridge Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or Governmental Entity, NewBridge shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Yadkin (such consent not to be unreasonably withheld):

(a)          other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of NewBridge or any of its wholly-owned Subsidiaries to NewBridge or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by NewBridge at a rate not in excess of $0.015 per share of NewBridge Common Stock, (B) dividends paid by any of the Subsidiaries of NewBridge to NewBridge or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of NewBridge Common Stock as payment for the exercise price of NewBridge Stock Options or for withholding taxes incurred in connection with the exercise of NewBridge Stock Options or the vesting or settlement of NewBridge Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

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(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)        issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the NewBridge Disclosure Schedule;

(d)          except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of NewBridge;

(e)          terminate, materially amend, or waive any material provision of, any NewBridge Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to NewBridge, or enter into any contract that would constitute a NewBridge Contract if it were in effect on the date of this Agreement;

(f)          except as required under applicable law or the terms of any NewBridge Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any NewBridge Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any such individual that is party to an employment agreement, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof and, with respect to all such individuals that are not party to an employment agreement, an average of three percent (3%) of such individuals’ base salaries or wage rates in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $150,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $150,000 or (x) waive, release or limit any Restrictive Covenant obligation or any current or former employee or contractor of NewBridge or any of its Subsidiaries;

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(g)          settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)          amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)          merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)          materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)          take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law or applicable rules, regulations and policies of any Regulatory Agency;

(m)          take any action that is intended or reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any of the Requisite Regulatory Approvals;

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(n)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, applicable law or applicable rules, regulations and policies of any Regulatory Agency;

(o)          (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Yadkin) in excess of $500,000 or any individual secured loan or extension of credit in excess of $5,000,000 shall require the prior written approval of the Chief Credit Officer of Yadkin or another officer designated by Yadkin, which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual;

(p)          make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by applicable law or applicable rules, regulations and policies of any Regulatory Agency;

(q)          make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate;

(r)          make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power or attorney with respect to material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return, in each case, in excess of $50,000 in the aggregate;

(s)          make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

(t)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3         Yadkin Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Yadkin Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Yadkin shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NewBridge (such consent not to be unreasonably withheld):

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(a)          amend the Yadkin Certificate or Yadkin Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of NewBridge Common Stock;

(b)          adjust, split, combine or reclassify any capital stock of Yadkin;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Yadkin at a rate not in excess of $0.10 per share of Yadkin Common Stock, (B) an extraordinary dividend of $0.50 per share of Yadkin Common Stock, (C) dividends paid by any of the Subsidiaries of Yadkin to Yadkin or any of its wholly-owned Subsidiaries, or (D) the acceptance of shares of Yadkin Common Stock as payment for the exercise price of Yadkin Stock Options or for withholding taxes incurred in connection with the exercise of Yadkin Stock Options or the vesting or settlement of Yadkin Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(d)          take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law or applicable rules, regulations and policies of any Regulatory Agency;

(e)          take any action that is intended or reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any of the Requisite Regulatory Approvals;

(f)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4         Tax-free Reorganization. Officers of Yadkin, Merger Sub and NewBridge shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1         Regulatory Matters.

(a)           Yadkin and NewBridge shall promptly prepare and file with the SEC, no later than thirty (30) business days after of the date of this Agreement, the Joint Proxy Statement and Yadkin shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and any amendment thereto, if any. Each of Yadkin and NewBridge shall cooperate in respect of the form and content of any other communication with shareholders of NewBridge. Each of Yadkin and NewBridge shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Yadkin and NewBridge shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Yadkin shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NewBridge shall furnish all information concerning NewBridge and the holders of NewBridge Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the regulatory applications to the Federal Reserve Board, the FDIC and the NC Commissioner within thirty (30) business days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Yadkin and NewBridge shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information (and subject to necessary redactions relating to confidential or sensitive information), all the information relating to NewBridge or Yadkin, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any formal meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity and deemed appropriate by such party, in its sole discretion, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Yadkin or NewBridge to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to NewBridge) on any of Yadkin, NewBridge or the Surviving Corporation, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

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(c)          Yadkin and NewBridge shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Yadkin, NewBridge or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)          Yadkin and NewBridge shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC and the NC Commissioner and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2         Access to Information.

(a)          Upon reasonable notice and subject to applicable laws, each of Yadkin and NewBridge, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records (excluding Yadkin’s Tax Returns and related workpapers), and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Yadkin and NewBridge shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Yadkin or NewBridge, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Yadkin nor NewBridge nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Yadkin’s or NewBridge’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)          Each of Yadkin and NewBridge shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 10, 2015, between Yadkin and NewBridge (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3         Shareholders’ Approvals. Each of Yadkin and NewBridge shall call a meeting of its shareholders (the “Yadkin Meeting” and the “NewBridge Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite NewBridge Vote and the Requisite Yadkin Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Yadkin and NewBridge shall use its reasonable best efforts to obtain from the shareholders of Yadkin and NewBridge, as the case may be, the Requisite Yadkin Vote, in the case of Yadkin, and the Requisite NewBridge Vote, in the case of NewBridge, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve (i) this Agreement and the transactions contemplated hereby, in the case of NewBridge and (ii) the issuance of shares of Yadkin Common Stock in connection with the Merger, in the case of Yadkin. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of NewBridge or Yadkin, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of NewBridge in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Yadkin or NewBridge shall adjourn the Yadkin Meeting or the NewBridge Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Yadkin Common Stock or NewBridge Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting NewBridge or Yadkin, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite NewBridge Vote or the Requisite Yadkin Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Yadkin Meeting and NewBridge Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Yadkin and NewBridge at the Yadkin Meeting and the NewBridge Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the issuance of shares of Yadkin Common Stock in connection with the Merger, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Yadkin or NewBridge of such obligation.

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6.4         Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Yadkin and NewBridge shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by NewBridge or Yadkin or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5         Stock Exchange Listing. Yadkin shall cause the shares of Yadkin Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

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6.6         Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, NewBridge and its Subsidiaries as of the Effective Time (collectively, the “Continuing Employees”) shall automatically become employees of the Surviving Corporation or its Subsidiaries as of the Effective Time. During the period commencing at the Effective Time and ending on the first anniversary thereof, Yadkin shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by Yadkin or its Subsidiaries, with base salaries, wages and employee benefits (excluding equity and equity based compensation) that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided to similarly situated employees of Yadkin and its Subsidiaries; provided that Yadkin may satisfy its obligation under this Section 6.6(a) by providing or causing the Surviving Corporation to provide such Continuing Employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided by NewBridge or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)          If a Continuing Employee who does not have an employment, change-of-control or severance agreement with NewBridge (i) is terminated by Yadkin or any of its Subsidiaries following the Effective Time due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at NewBridge) as the result of the Merger or an organizational or business restructuring or the integration of NewBridge with Yadkin or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Yadkin’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Yadkin’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Continuing Employee’s base salary, wages and employee benefits will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending one (1) year following the Effective Time, such Continuing Employee shall be entitled to receive severance payments (conditioned on such Continuing Employee’s execution and non-revocation of a release of claims in a form acceptable to Yadkin) equal to one (1) week of pay for every year of service with NewBridge (including service with the Surviving Corporation and its Subsidiaries), with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of pay for those Continuing Employees with one (1) year or more of service with NewBridge (including service with the Surviving Corporation and its Subsidiaries). Those Continuing Employees with less than one (1) year of service with NewBridge (including service with the Surviving Corporation and its Subsidiaries) shall be entitled to receive severance payments equal to four (4) weeks of pay.

(c)          With respect to any employee benefit plans of Yadkin or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Yadkin shall or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous NewBridge Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a NewBridge Benefit Plan (to the same extent that such credit was given under the analogous NewBridge Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with NewBridge and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous NewBridge Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

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(d)          Unless Yadkin requests otherwise in writing, effective prior to the Closing, NewBridge shall terminate the NewBridge Bank Employees’ 401(k) Plan (the “Terminated Plan”). NewBridge shall provide Yadkin with resolutions adopted by NewBridge’s board of directors terminating the Terminated Plan, the form and substance of which shall be subject to the reasonable advance approval of Yadkin. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Yadkin shall permit or cause its Subsidiaries (including the Surviving Corporation) to permit the Continuing Employees to roll over their account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Yadkin or its Subsidiaries (including the Surviving Corporation).

(e)          Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of NewBridge or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, NewBridge, Yadkin or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, NewBridge, Yadkin or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NewBridge or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any NewBridge Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular NewBridge Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the third sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of NewBridge or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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6.7         Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, each of Yadkin and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of NewBridge and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “NewBridge Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of NewBridge or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by NewBridge pursuant to the NewBridge Certificate, NewBridge Bylaws, the governing or organizational documents of any Subsidiary of NewBridge; and Yadkin and the Surviving Corporation shall also advance expenses as incurred by such NewBridge Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by NewBridge pursuant to the NewBridge Certificate, NewBridge’s Bylaws, the governing or organizational documents of any Subsidiary of NewBridge; provided, that, if required, the NewBridge Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such NewBridge Indemnified Party is not entitled to indemnification.

(b)          For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by NewBridge (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by NewBridge for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, NewBridge, in consultation with Yadkin, may (and at the request of Yadkin, NewBridge shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under NewBridge’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)          The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each NewBridge Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

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6.8         Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Yadkin, on the one hand, and a Subsidiary of NewBridge, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Yadkin.

6.9         Advice of Changes. Yadkin and NewBridge shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10       Dividends. After the date of this Agreement, each of Yadkin and NewBridge shall coordinate with the other the declaration of any dividends in respect of Yadkin Common Stock and NewBridge Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of NewBridge Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of NewBridge Common Stock and any shares of Yadkin Common Stock any such holder receives in exchange therefor in the Merger.

6.11       Corporate Governance. Effective as of the Effective Time, Yadkin shall (i) increase the size of the Board of Directors of Yadkin to fifteen (15) members, (ii) appoint five (5) current members of the Board of Directors of NewBridge, to be designated by NewBridge and approved by Yadkin, to the Board of Directors of Yadkin and Yadkin Bank for the period until the next annual meeting of shareholders of Yadkin, (iii) if the Effective Time shall occur prior to the 2016 annual meeting of shareholders, subject to the good faith consideration by the Nominating, Compensation, and Corporate Governance Committee of the Board of Directors of Yadkin of the selection criteria set forth in its charter, such designated persons shall be nominated to sit for election by the shareholders of Yadkin to a regular term on the Board of Yadkin at the 2016 annual meeting of shareholders, and if so elected, cause such persons to be appointed to the Board of Directors of Yadkin Bank, in each case to continue to serve until immediately before the 2017 annual meeting of shareholders of Yadkin, and (iv) appoint an appropriate number of such NewBridge designated members to the Yadkin Executive Committee such that, until immediately before the 2017 annual meeting of shareholders of Yadkin, the pro forma representation of the Board of Directors of Yadkin and the Yadkin Executive Committee are equivalent with the foregoing, or as close as possible to equivalent. The Boards of Directors of Yadkin and Yadkin Bank shall take appropriate actions to permit such nominations and service under their respective Bylaws. For the avoidance of doubt, if the Board of Directors of Yadkin is comprised of fifteen (15) members and five (5) are designated pursuant to clause (ii) above, and the Yadkin Executive Committee is comprised of six (6) members, two (2) of the six (6) members of the Yadkin Executive Committee would be former members of the Board of Directors of NewBridge.

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6.12       Acquisition Proposals.

(a)          NewBridge agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a); provided, that, prior to obtaining the Requisite NewBridge Vote, in the event NewBridge receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, NewBridge shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with NewBridge. NewBridge will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Yadkin with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Yadkin) pursuant to such agreement. NewBridge will promptly (within twenty-four (24) hours) advise Yadkin following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the person making such inquiry or Acquisition Proposal and copies of any written Acquisition Proposal), and will keep Yadkin apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of NewBridge and its Subsidiaries or 25% or more of any class of equity or voting securities of NewBridge or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of NewBridge, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of NewBridge or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of NewBridge, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NewBridge or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of NewBridge.

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(b)          Nothing contained in this Agreement shall prevent NewBridge or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13       Public Announcements. NewBridge and Yadkin shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14       Change of Method. NewBridge and Yadkin shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of NewBridge and Yadkin (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Yadkin Common Stock received by NewBridge shareholders in exchange for each share of NewBridge Common Stock, (ii) adversely affect the Tax treatment of NewBridge’s shareholders or Yadkin’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of NewBridge or Yadkin pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.15       Restructuring Efforts. If either NewBridge or Yadkin shall have failed to obtain the Requisite NewBridge Vote or the Requisite Yadkin Vote at the duly convened NewBridge Meeting or Yadkin Meeting, as applicable, or any adjournment thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to NewBridge’s shareholders as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective shareholders for approval.

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6.16       Takeover Statutes. None of NewBridge, Yadkin or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17       Exemption from Liability Under Section 16(b). NewBridge and Yadkin agree that, in order to most effectively compensate and retain NewBridge Insiders (as defined below), both prior to and after the Effective Time, it is desirable that NewBridge Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of NewBridge Common Stock and NewBridge Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Assuming NewBridge delivers to Yadkin in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of NewBridge subject to the reporting requirements of Section 16 (a) of the Exchange Act (the “NewBridge Insiders”), the Board of Directors of Yadkin and of NewBridge, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of NewBridge) any dispositions of NewBridge Common Stock or NewBridge Equity Awards by the NewBridge Insiders, and (in the case of Yadkin) any acquisitions of Yadkin Common Stock by any NewBridge Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18       Assumption of Trust Preferred Securities and Subordinated Debt. Yadkin and NewBridge shall take all actions necessary to effect, immediately prior to and contingent upon the occurrence of the Closing, the assumption by Yadkin (or a Subsidiary thereof) of the trust preferred securities and subordinated debt of NewBridge (or its Subsidiaries) listed on Section 6.18 of the NewBridge Disclosure Schedule in accordance with the applicable terms thereof and the documents and agreements related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1         Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval. The Requisite Yadkin Vote and the Requisite NewBridge Vote shall have been obtained.

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(b)          NYSE Listing. The shares of Yadkin Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)          Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2         Conditions to Obligations of Yadkin. The obligation of Yadkin to effect the Merger is also subject to the satisfaction, or waiver by Yadkin, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of NewBridge set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.28 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of NewBridge set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of NewBridge set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NewBridge or the Surviving Corporation. Yadkin shall have received a certificate signed on behalf of NewBridge by the Chief Executive Officer and the Chief Financial Officer of NewBridge to the foregoing effect.

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(b)          Performance of Obligations of NewBridge. NewBridge shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Yadkin shall have received a certificate signed on behalf of NewBridge by the Chief Executive Officer and the Chief Financial Officer of NewBridge to such effect.

(c)          Federal Tax Opinion. Yadkin shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Yadkin, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d)          FIRPTA Certificate.  NewBridge shall have delivered to Yadkin a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that NewBridge is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

7.3         Conditions to Obligations of NewBridge. The obligation of NewBridge to effect the Merger is also subject to the satisfaction or waiver by NewBridge at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Yadkin set forth in Sections 4.2(a), 4.7 and 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Yadkin set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Yadkin set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Yadkin. NewBridge shall have received a certificate signed on behalf of Yadkin by the Chief Executive Officer and the Chief Financial Officer of Yadkin to the foregoing effect.

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(b)          Performance of Obligations of Yadkin. Yadkin shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NewBridge shall have received a certificate signed on behalf of Yadkin by the Chief Executive Officer and the Chief Financial Officer of Yadkin to such effect.

(c)          Federal Tax Opinion. NewBridge shall have received the opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, in form and substance reasonably satisfactory to NewBridge, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Brooks, Pierce, McLendon, Humphrey & Leonard, LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the obtainment of the Requisite NewBridge Vote or the Requisite Yadkin Vote:

(a)          by mutual consent of Yadkin and NewBridge in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)          by either the Board of Directors of Yadkin or the Board of Directors of NewBridge if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)          by either the Board of Directors of Yadkin or the Board of Directors of NewBridge if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

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(d)          by either the Board of Directors of Yadkin or the Board of Directors of NewBridge (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of NewBridge, in the case of a termination by Yadkin, or Yadkin, in the case of a termination by NewBridge, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Yadkin, or 7.3, in the case of a termination by NewBridge, and which is not cured within forty-five (45) days following written notice to NewBridge, in the case of a termination by Yadkin, or Yadkin, in the case of a termination by NewBridge, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)           by NewBridge, if the Board of Directors of Yadkin shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Yadkin approve the issuance of shares of Yadkin Common Stock in connection with the Merger, or withdrawn, modified or qualified such recommendation in a manner adverse to NewBridge, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after NewBridge requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Yadkin Common Stock that has been publicly disclosed (other than by NewBridge or an affiliate of NewBridge) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.3 in any material respect;

(f)           by Yadkin, if the Board of Directors of NewBridge shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of NewBridge adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Yadkin, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Yadkin requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding NewBridge Common Stock that has been publicly disclosed (other than by Yadkin or an affiliate of Yadkin) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.3 or 6.12 in any material respect;

(g)          By Yadkin, if NewBridge shall have failed to obtain the Requisite NewBridge Vote at the duly convened NewBridge Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken; or

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(h)          By NewBridge, if Yadkin shall have failed to obtain the Requisite Yadkin Vote at the duly convened Yadkin Meeting or at any adjournment thereof at which a vote on the issuance of shares of Yadkin Common Stock in connection with the Merger was taken.

8.2         Effect of Termination.

(a)          In the event of termination of this Agreement by either Yadkin or NewBridge as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Yadkin, NewBridge, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Yadkin nor NewBridge shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or Board of Directors of NewBridge or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to NewBridge and (A) thereafter this Agreement is terminated by either Yadkin or NewBridge pursuant to Section 8.1(c) and NewBridge shall have failed to obtain the Requisite NewBridge Vote at the duly convened NewBridge Meeting or any adjournment thereof at which a vote on the approval of this Agreement was taken or (B) thereafter this Agreement is terminated by Yadkin pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, NewBridge enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then NewBridge shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Yadkin, by wire transfer of same day funds, (x) a fee equal to $18,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%” and (y) an amount equal to the documented out-of-pocket expenses actually incurred by Yadkin in connection with the transactions contemplated by this Agreement, including the execution, negotiation and diligence thereof (the “Yadkin Expenses”).

(c)          In the event that this Agreement is terminated by NewBridge pursuant to Section 8.1(e), then Yadkin shall, on the date of termination, pay NewBridge, by wire transfer of same day funds, the Termination Fee and an amount equal to the documented out-of-pocket expenses actually incurred by NewBridge in connection with the transactions contemplated by this Agreement, including the execution, negotiation and diligence thereof (the “NewBridge Expenses”).

(d)          In the event that this Agreement is terminated by Yadkin pursuant to Section 8.1(f), then NewBridge shall, on the date of termination, pay Yadkin, by wire transfer of same day funds, the Termination Fee and Yadkin Expenses.

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(e)           In the event that this Agreement is terminated by Yadkin pursuant to Section 8.1(g), then NewBridge shall pay Yadkin, by wire transfer of same day funds, the Yadkin Expenses on the date of termination.

(f)           In the event that this Agreement is terminated by NewBridge pursuant to Section 8.1(h), then Yadkin shall pay NewBridge, by wire transfer of same day funds, the NewBridge Expenses on the date of termination.

(g)          Each of Yadkin and NewBridge acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. The amounts payable pursuant to this Section 8.2 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of the party receiving such payments, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement (with Yadkin and its Subsidiaries, and NewBridge and its Subsidiaries, as applicable, being deemed to be one party for such purposes) in the event of termination of this Agreement specified in Section 8.1 hereto; accordingly, if Yadkin or NewBridge fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a final, non-appealable judgment against the non-paying party for the Termination Fee, the Yadkin Expenses or the NewBridge Expenses, as applicable, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and actually incurred and documented out-of-pocket expenses) in connection with such suit. In addition, if Yadkin or NewBridge, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3         Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Yadkin and NewBridge; provided, however, that after adoption of this Agreement by the shareholders of NewBridge or the approval of the issuance of shares of Yadkin Common Stock in connection with the Merger by the shareholders of Yadkin, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4         Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of NewBridge or the approval of the issuance of shares of Yadkin Common Stock in connection with the Merger by the shareholders of Yadkin, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE IX

GENERAL PROVISIONS

9.1         Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2         Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3         Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Yadkin and NewBridge.

9.4         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to NewBridge, to:

NewBridge Bancorp
1501 Highwoods Boulevard, Suite 400

Greensboro, NC 27410
Attention:           Pressley A. Ridgill, President & CEO
Email: pressley.ridgill@newbridgebank.com

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With a copy (which shall not constitute notice) to:

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
2000 Renaissance Plaza, 230 North Elm Street
Greensboro, NC 27401
Attention:          Robert A. Singer and Iain MacSween
Facsimile:          (336) 232-9123

Email: rsinger@brookspierce.com and imacsween@brookspierce.com

and

if to Yadkin, to:

Yadkin Financial Corporation
3600 Glenwood Avenue, Suite 300

Raleigh, NC 27612
Attention:          Scott M. Custer, President & CEO
Email: Scott.Custer@yadkinbank.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Sven G. Mickisch
Facsimile: (917) 777-3554
Email: Sven.Mickisch@skadden.com

9.5         Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of NewBridge means the actual knowledge (after due enquiry) of any of the officers of NewBridge listed on Section 9.5 of the NewBridge Disclosure Schedule, and the “knowledge” of Yadkin means the actual knowledge (after due enquiry) of any of the officers of Yadkin listed on Section 9.5 of the Yadkin Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided in writing by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The NewBridge Disclosure Schedule and the Yadkin Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

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9.6         Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7         Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8         Governing Law; Jurisdiction.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Raleigh, North Carolina (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

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9.10       Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12       Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13       Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, Yadkin, Merger Sub and NewBridge have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

YADKIN FINANCIAL CORPORATION

By:
	Name:	Scott M. Custer
	Title:	President & CEO

NAVY MERGER SUB CORP.

By:
	Name:	Scott M. Custer
	Title:	Chairman & President

NEWBRIDGE BANCORP

By:
	Name:	Pressley A. Ridgill
	Title:	President & CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

BANK MERGER AGREEMENT